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                                                       Filed pursuant to
                                                       Rule 424(b)(3)
                                                       Registration No. 33-59121

PROSPECTUS SUPPLEMENT
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(To Prospectus dated June 28, 1995)
(As supplemented by Prospectus Supplement dated August 25, 1995)

                           Tele-Communications, Inc.

                        Series A TCI Group Common Stock
                               ($1.00 Par Value)

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                              RECENT DEVELOPMENTS

     On August 3, 1995, the Company's Restated Certificate of Incorporation was amended to provide for, among other things, the Company's Common Stock, par value $1.00 per share, to be divided into four series. In connection with such redesignation (i) the existing Class A Common Stock was redesignated as Series A TCI Group Common Stock, par value $1.00 per share (the "Series A TCI Group Common Stock"), and (ii) the Company distributed to the record holders on August 4, 1995 of Series A TCI Group Common Stock shares of the Company's Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Series A Liberty Media Group Common Stock"). The shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock are traded on the Nasdaq National Market under the symbols "TCOMA" and "LBTYA", respectively. A description of the Company's capital stock, including the Series A TCI Group Common Stock and the Series A Liberty Media Group Common Stock, is set forth under the captions "The Liberty Media Group Stock Proposal", "Description of Existing Common Stock and Other Capital Stock" and "Anti-Takeover Considerations" in the Company's proxy statement/prospectus, dated June 29, 1995 (Registration No. 33-59657), and incorporated herein by reference. See "Available Information" and "Incorporation of Documents by Reference" in the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus relate to the shares of Series A TCI Group Common Stock into which the Shares to be offered and sold by the Selling Stockholders were redesignated.

                                   *   *   *

     On August 17, 1995, Neely Productions Limited ("Neely") sold 20,000 shares of the Series A TCI Group Common Stock. All 20,000 shares of Series A TCI Group Common Stock were sold by Neely at $23 7/8 per share through JB Hanauer & Co. ("JBH") acting as broker. JBH received $4,213.48 in commissions in connection with such sale. On August 25, 1995, Neely sold 5,000 shares of the Series A TCI Group Common Stock. All 5,000 shares of Series A TCI Group Common Stock were sold by Neely at $24 per share through JBH acting as broker. JBH received $500 in commissions in connection with such sale.

     See "Certain Considerations" on page 3 of the accompanying Prospectus for a discussion of certain risks that should be considered in connection with the Shares offered hereby.

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     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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         The date of this Prospectus Supplement is September 14, 1995.